Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 17, 2015 (except Note 1, as to which the date is      , 2015), with respect to the consolidated financial statements of Cortendo AB included in the Registration Statement (Form F-1) and related Prospectus of Cortendo plc for the registration of its ordinary shares.

Ernst & Young AB

Gothenburg, Sweden

The foregoing consent is in the form that will be signed upon the completion of the exchange offer and reverse stock split described in Note 1 to the financial statements.

/s/ Ernst & Young AB

Gothenburg, Sweden

August 28, 2015